UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/29/2011

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

DETERMINATION OF 2010 CASH INCENTIVE COMPENSATION FOR EXECUTIVE OFFICERS

On March 29, 2011, the Compensation Committee (the "Committee") of the Board of Directors of CDI Corp. (the "Company" or "CDI") approved the following cash incentive compensation to executive officers of the Company with regard to 2010 performance:

Roger Ballou (Former President and Chief Executive Officer) - $215,082

Mark Kerschner (Executive Vice President and Chief Financial Officer) - $65,069
Brian Short (Senior Vice President, Chief Administrative Officer and General Counsel) - $67,258
Joseph Seiders (Senior Vice President, Chief Legal Officer and Chief Compliance Officer) - $51,395

The executives' 2010 cash incentive compensation program was based: (a) 52% on CDI's earnings per share (EPS) in 2010, (b) 33% on CDI's direct margin dollars (DM$) in 2010, and (c) 15% on the achievement of individual objectives for each executive. CDI's EPS for 2010 was negative, so there was no payout related to that component. The DM$ achieved by CDI for 2010 was $194.0 million, which represented 93.5% of the target level. This resulted in a payout to the executives equal to 85.9% of the target payout for the portion of cash incentive compensation based on DM$. The Committee determined that the percentage achievement by the executives of their individual objectives ranged from 50-80%. Additional information regarding CDI's 2010 cash incentive compensation program and the amounts earned under the program will be set forth in CDI's upcoming proxy statement.

2010 PCDS PROGRAM FOR EXECUTIVE OFFICERS

Mr. Ballou had the opportunity to earn shares of Performance-Contingent Deferred Stock (PCDS) based on the Company's EPS in 2010. Messrs. Kerschner, Short and Seiders were granted shares of PCDS in February 2010 which could be earned based on the Company's DM$ in 2010. The Company did not achieve the threshold levels of EPS or DM$ in 2010, and therefore no shares of PCDS were earned by any of CDI's executive officers. Additional information regarding CDI's 2010 PCDS program will be set forth in the Company's upcoming proxy statement.

2011 CASH INCENTIVE COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS

On March 29, 2011, the Committee approved the components of the 2011 cash incentive compensation program and the target level of cash incentive compensation for each of the Company's executive officers. The 2011 target cash incentive compensation, which would be payable if 100% of the goals are met, is:

Paulett Eberhart (President and Chief Executive Officer) - $600,000

Mark Kerschner - $167,500
Brian Short - $167,500
Joseph Seiders - $132,300

The executives' 2011 cash incentive compensation will be based: (a) 52% on the Company's pre-tax profits (PTP) in 2011, (b) 33% on the Company's revenue in 2011, and (c) 15% on the achievement of individual objectives for each executive.

Payout scales were established for the CEO, providing for a threshold level of performance (below which no cash incentive compensation would be earned), a target level of performance (at which the target cash incentive compensation amount would be earned), and a maximum level of performance (above which no additional cash incentive compensation could be earned). The maximum payout with respect to parts (a) and (b) is 150% of the target (however, in accordance with the Ms. Eberhart's Employment Agreement, her overall cash incentive compensation payout is limited to 120% of her base salary, or $900,000). The maximum payout with respect to part (c) is 100% of the target level for that component. The payout for the revenue component is capped at 100% of target unless CDI achieves the threshold level of PTP under the Company's 2011 financial plan. Payout scales have not yet been established for the other executive officers.

2011 GRANT OF PCDS TO CEO

Under the employment agreement with Paulett Eberhart, the Company agreed to grant her a PCDS award with a threshold, target and maximum payout of 10,000, 50,000 and 100,000 shares of CDI common stock. That PCDS award was approved by the Committee on March 29, 2011, which established threshold, target and maximum levels of PTP which must be achieved by CDI in 2011 in order for Ms. Eberhart to earn shares of CDI stock. Any shares that are earned by Ms. Eberhart in connection with this PCDS award will vest one-half in 2012 and one-half in 2013.

FIRST QUARTER 2011 CASH INCENTIVE COMPENSATION PROGRAM FOR FORMER CEO

Roger Ballou retired as CEO on January 10, 2011 and entered into an agreement with CDI pursuant to which, among other things, Mr. Ballou agreed to provide transition and consulting services to the Company. Under that agreement, provided Mr. Ballou performs his transition services and consulting services to the reasonable satisfaction of the CDI Board of Directors, Mr. Ballou is eligible to receive a cash incentive compensation award for the first quarter of 2011. On March 29, 2011, the Committee approved the components and payout scale for this award. The incentive compensation will be based (a) 60% on CDI's pre-tax profits in the first quarter of 2011, and (b) 40% on CDI's revenue in the first quarter of 2011. The target amount of incentive compensation, which would be payable to Mr. Ballou if 100% of the goals are met, is $150,000. The maximum payout is $225,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: April 04, 2011	By:	/s/ Brian D. Short
Brian D. Short
Senior Vice President, Chief Administrative Officer and General Counsel